Exhibit 99.1

May 21, 2015

LRE GP, LLC

LRR Energy, L.P.

1111 Bagby Street, Suite 4600

Houston, Texas  77002

Attn:  Eric Mullins, Chairman of the Board of Directors of LRE GP, LLC

Re:  Written Consent to Proposed Merger Transaction

Dear Eric:

Reference is made to that certain Purchase Agreement and Plan of Merger, by and among Vanguard Natural Resources, LLC (“Vanguard”), LRR Energy, L.P. (“LRR”), and LRE GP, LLC (“LRR GP”), and the other parties thereto, dated as of April 20, 2015 (the “Lighthouse Merger Agreement”).   For some time now, Vanguard has been evaluating potential strategic transactions to expand our asset base and grow our business.  In furtherance of that objective, Vanguard has identified a potential merger target that our board of directors and our executive management team believes will complement the recently announced transaction that is contemplated by the Lighthouse Merger Agreement.  Subject final approval by the Vanguard board of directors, Vanguard proposes to enter into (i) a definitive Agreement and Plan of Merger, in the form attached hereto as Exhibit A-1 (the “Eagle Rock Merger Agreement), (ii)  a Voting and Support Agreement, in the form attached hereto as Exhibit A-2 and (iii) a Registration Rights Agreement, in the form attached hereto as Exhibit A-3.  Pursuant to the terms and conditions of the Eagle Rock Merger Agreement, a newly formed, wholly owned subsidiary of Vanguard would merge with and into Eagle Rock Energy Partners, L.P. (the “Eagle Rock”), with Eagle Rock continuing as the surviving entity and becoming a wholly owned subsidiary of Vanguard as a result of the transaction (the “Proposed Merger”).  In consideration of the Proposed Merger and upon the consummation of the transactions contemplated by the Eagle Rock Merger Agreement, each Eagle Rock common unit would entitle its holder to receive 0.185 of a Vanguard common unit.  Pursuant to Section 4.2 of the Lighthouse Merger Agreement, Vanguard’s entry into the proposed Eagle Rock Merger Agreement and the implementation of the Proposed Merger (including the issuance of Parent Common Units as contemplated by the Eagle Rock Merger Agreement) require the prior written consent of the board of directors of LRR GP, which serves as the general partner of LRR (the “LRR GP Board”). Capitalized terms used and not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the respective meanings ascribed to such terms in the Lighthouse Merger Agreement.

You, the LRR GP Board, hereby acknowledge, agree, represent and consent to the following, for all purposes:

(i)                                     the LRR GP Board does hereby consent to Vanguard (A) entering into the Eagle Rock Merger Agreement, (B) performing its obligations thereunder and (C) consummating the Proposed Merger in accordance with the terms of the Eagle Rock Merger Agreement; provided, however, that such consent shall not be deemed to be consent for any other action that would otherwise be prohibited pursuant to Section 4.2 of the Lighthouse Merger Agreement; and

(ii)                                  the LRR GP Board has reviewed the proposed terms and conditions of the Eagle Rock Merger Agreement and evaluated the financial aspects of the Proposed Merger with its advisors, and the LRR GP Board has authorized the execution of this Letter Agreement.

Without the prior written consent of the LRR GP Board (which consent will not be unreasonably withheld, conditioned or delayed), Vanguard will not, and will cause each of its Subsidiaries (as defined in the Lighthouse Merger Agreement) not to, terminate, amend, modify, assign or waive or assign any rights under any provision of, the Eagle Rock Merger Agreement, or enter into any other contract, agreement, arrangement or understanding with the parties to the Eagle Rock Merger Agreement that would, in any event, (i) increase the consideration payable to equity owners of Eagle Rock, or (ii) otherwise adversely affect the holders of Partnership Common Units (as defined in the Lighthouse Merger Agreement) and/or the value of the Merger Consideration (as defined in the Lighthouse Merger Agreement).  The parties to this Letter Agreement acknowledge and agree that irreparable damages would occur and that the Parties to the Lighthouse Merger Agreement would not have an adequate remedy at law in the event that the provisions of this paragraph were not performed in accordance with their specific terms or were otherwise breached, and that the provisions of Section 10.11 of the Lighthouse Merger Agreement (Specific Performance) are hereby incorporated by reference to provide for the enforcement of this Letter Agreement in accordance with its terms.

Nothing in this Letter Agreement shall be deemed to have amended the Lighthouse Merger Agreement in any manner, and such Lighthouse Merger Agreement is hereby confirmed by the parties to this Letter Agreement and their constituent related entities.  Please confirm your acknowledgement, agreement and consent to the foregoing by countersigning this Letter Agreement below.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this written consent as of the date first written above.

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith
Scott W. Smith
President and Chief Executive Officer

Acknowledged and Agreed:

Board of Directors of LRE GP, LLC

By:	/s/ Charles W. Adcock
Charles W. Adcock
Member of the Board of Directors of LRE GP, LLC

LRR ENERGY, L.P.

By: LRE GP, LLC, its general partner

By:	/s/ Charles W. Adcock
Charles W. Adcock
Co-Chief Executive Officer